Exhibit 9(a)

[Ropes & Gray Letterhead]

February 11, 2004

BlackRock Funds

40 East 52nd Street

New York, New York 10022

Re:	Shares of Beneficial Interest, Classes VV-1, VV-2, VV-3 and VV-6 (Representing Interests in the Enhanced Income Portfolio) and WW-1, WW-2, WW-3 and WW-6 (Representing Interests in the Ultrashort Municipal Portfolio) (collectively, the “Classes”)

Ladies and Gentlemen:

We have acted as special Massachusetts counsel for BlackRock Funds, a Massachusetts business trust (the “Trust”). You have informed us that you intend to register under the Securities Act of 1933, as amended (the “Act”), and offer and sell from time to time your shares of beneficial interest, $.001 par value, of the Classes (“Shares”).

In connection with this opinion, we have examined:

(i)	A copy of your Declaration of Trust dated as of December 22, 1988, and all amendments thereto on file in the office of the Secretary of State of the Commonwealth of Massachusetts (collectively, the “Declaration of Trust”).

(ii)	A certificate of the Secretary of State of the Commonwealth of Massachusetts dated February 2, 2004 certifying as to the authority of the Trust to exercise in the Commonwealth of Massachusetts all of the powers recited in the Declaration of Trust, and to transact business in the Commonwealth;

(iii)	A copy of your Amended and Restated Code of Regulations (the “Code of Regulations”), certified by your Secretary.

(iv)

A certificate of your Secretary of even date herewith as to certain actions of the trustees of the Trust (including their due adoption of resolutions establishing the Classes and authorizing the issuance of Shares in accordance with your registration statement under the Act (the “Registration Statement”), the Declaration of Trust and the Code of Regulations and applicable law from time to time after the effective date under the Act of the Post-Effective Amendment to the

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Registration Statement that is filed to register the Shares (the “Post-Effective Amendment”)), and certifying, among other things, that the original Declaration of Trust was executed within the Commonwealth of Massachusetts and that you have maintained an office in Massachusetts since your organization.

Except to the extent set forth in paragraphs (i) through (iv) above, we have made no independent investigation as to organization, existence or authority to conduct its operations of the Trust, the business conducted by the Trust or the incumbency or capacity of any individual who has signed any agreement or instrument referred to herein. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of such original documents. We have also assumed that there have been no amendments to your Declaration of Trust other than those referred to in paragraph (i) above, and that you have made all filings required by law with the office of the Secretary of State of the Commonwealth of Massachusetts and any other applicable filing offices in Massachusetts.

We have made such examination of Massachusetts law as we have deemed relevant for purposes of this opinion. We express no opinion as to the effect of laws, rules or regulations of any state or jurisdiction other than the Commonwealth of Massachusetts. Further, we express no opinion as to the state securities or blue sky laws of any jurisdiction, including the Commonwealth of Massachusetts.

Based on the foregoing, we are of the opinion that the issue and sale, after the effective date under the Act of the Post-Effective Amendment, of an unlimited number of Shares of each of the Classes has been duly authorized under Massachusetts law, and that, upon the original issue and sale after such effective date of any of such authorized Shares in accordance with the Registration Statement and the requirements of the Declaration of Trust and the Code of Regulations and applicable law, and upon receipt by the Trust of the consideration therefor specified in the Registration Statement as from time to time in effect (which consideration shall in each case be at least equal to the applicable net asset value and the par value of the Shares), the Shares so issued will be validly issued, fully paid and nonassessable by the Trust.

Under Massachusetts law, shareholders of a Massachusetts business trust could, under certain circumstances, be held personally liable for the obligations of the trust. However, the Declaration of Trust disclaims shareholder liability for acts or obligations of the Trust and requires that notice of such disclaimer be given in every note, bond, contract, order or other undertaking issued by or on behalf of the Trust or its Trustees, and in the stationery used by the Trust. The Declaration of Trust provides for indemnification out of the assets of the Trust belonging to the class(es) of shares owned by such shareholder (and other classes having the same alphabetical designation) for all loss and expense of any shareholder held personally liable

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solely by reason of his or her being or having been a shareholder. Thus, the risk of a shareholder’s incurring financial loss on account of shareholder liability is limited to circumstances in which the relevant class of shares itself (and other classes having the same alphabetical designation) would be unable to meet its obligations.

We understand that this opinion is to be used in connection with the registration of an indefinite number of Shares for offering and sale pursuant to the Act. We consent to the filing of this opinion with and as part of the Registration Statement (File No. 33-26305).

Very truly yours,

/s/    Ropes & Gray LLP

Ropes & Gray LLP